UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 17, 2014

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	90-0273142
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 420

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Section 1 - Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On July 17, 2014, Visualant, Inc. (the “Company”) entered into a Demand Promissory Note for $300,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The July 17, 2014 Note provides for interest of 3% per annum and is due September 30, 2014. The Note provides for a second lien on company assets if not repaid by September 30, 2014 or converted into convertible debentures or equity on terms acceptable to the Holder. The Company has borrowed $275,000 under this Note as of July 17, 2014.

On July 17, 2014, the Company entered into an Amendment to Demand Promissory Note dated March 31, 2014 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The Amendment to Demand Promissory Note for $300,000 extended the due date of this from June 30, 2014 to September 30, 2014. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by September 30, 2014 or converted into convertible debentures or equity on terms acceptable to the Holder.

On July 17, 2014, the Company entered into an Amendment 2 to the Demand Promissory Note dated January 10, 2014 and as Amended on March 31, 2014 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The Amendment 2 to the Demand Promissory Note for $200,000 extended the due date from June 30, 2014 to September 30, 2014. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by September 30, 2014 or converted into convertible debentures or equity on terms acceptable to the Holder.

The foregoing description of the Demand Promissory Note, Amendment to Demand Promissory Note and Amendment 2 to Demand Promissory Note is qualified in its entirety by reference to the Demand Promissory Note, Amendment to Promissory Note and Amendment 2 to Demand Promissory Note, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3 are incorporated by reference into this 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

10.1	Demand Promissory Note dated July 17, 2014 by and between Visualant, Inc. and J3E2A2Z LP.

10.2	Amendment to Demand Promissory Note dated July 17, 2014 by and between Visualant, Inc. and J3E2A2Z LP.

10.3	Amendment 2 to Demand Promissory Note dated July 17, 2014 by and between Visualant, Inc. and J3E2A2Z LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Mark Scott
Mark Scott, CFO

July 18, 2014